Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Accountants”, “Experts”, “Representations and Warranties of the Target Fund”, and “Financial Highlights” in the Information Statement/Prospectus and to the incorporation by reference in the Statement of Additional Information of our report dated May 29, 2012, with respect to the financial statements and financial highlights of the Buffalo China Fund and Buffalo International Fund of the Buffalo Funds in this Registration Statement under the Securities Act of 1933 (Form N-14), filed with the Securities and Exchange Commission.

Kansas City, MO
December 18, 2012